April  12,  1995


Calvert  New  World  Fund,  Inc.
4550  Montgomery  Avenue
Bethesda,  Maryland  20814

Ladies  and  Gentlemen:

     This is to advise you that in consideration of your issuance to the undersigned of 8,333 shares of common stock of the Calvert New Africa Fund series of the Calvert New World Fund, Inc., par value $0.01 per share, for an aggregate purchase price of $100,000, the undersigned represent that the shares are being purchased for investment purposes and not for distribution or resale to the public, and that the shares will be held by the undersigned for their own accounts until redeemed.

                                   Sincerely,


                                   /s/  William  M.  Tartikoff
                                        William  M.  Tartikoff
                        Calvert  Asset  Management  Company,  Inc.



                                  /s/  Maceo  Sloan
                                       Maceo  Sloan
                        Sloan  Financial  Group,  Inc.